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                                                                      Exhibit 15

September 2, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 5,2003 and August 8, 2003 on our review of interim financial information of Honeywell International Inc. (the "Company") for the three month periods ended March 31, 2003 and 2002 and the three and six month periods ended June 30, 2003 and 2002, which are included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and are incorporated by reference in its Registration Statement dated September 3, 2003.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP